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                                                                    Exhibit 99.1


                     SELECTED FINANCIAL DATA (UNAUDITED)

ADDITIONAL DISCLOSURE REFLECTING THE PRO FORMA RETROACTIVE APPLICATION OF FASB NO. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS" ("SFAS NO. 142") TO THE FINANCIAL STATEMENTS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
DECEMBER 31, 2001.

The following selected financial data should be read in conjunction with our consolidated financial statements and the notes thereto included in our Annual Report (Form 10-K) for the year ended December 31, 2001, which is incorporated by reference in this Registration Statement on Form S-8.

With the adoption of SFAS No. 142, we ceased the amortization of goodwill and intangible assets deemed to have indefinite lives and recharacterized acquired workforce (and the related deferred tax liability) as goodwill on January 1, 2002. We completed our transitional goodwill impairment tests as of January 1, 2002 and found no impairment.

The following table presents the pro forma impact of SFAS No. 142 on net loss and net loss per share as if the standard had been in effect for the three years ended December 31, 2001:

                                                December 31,
                                        ----------------------------
                                          2001       2000      1999
                                        ----------------------------
                                           (In thousands, except
                                             per share amounts)
Reported net loss                       $(5,491)   $(9,097)   $ (145)
Add back goodwill amortization,
  net of taxes                               88         44        --
Add back workforce amortization,
  net of taxes                              131         65        --
                                        ----------------------------
Adjusted net loss                       $(5,272)   $(8,988)   $ (145)
                                        ============================
Basic and diluted net loss per share:
Reported basic net income (loss)        $ (0.38)   $ (1.24)   $(0.02)
  per share
Add back goodwill amortization
  per share                                0.01       0.01
Add back workforce amortization
  per share                                0.01       0.01
                                        ----------------------------
Adjusted basic net income (loss)
  per share                             $ (0.36)   $ (1.22)   $(0.02)
                                        ============================